Exhibit 99.1

FOR IMMEDIATE RELEASE:

Ann Taylor Announces February 2008 Sales Results

New York, New York, March 6, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of February 2008.

For the four-week period ended March 1, 2008, net sales increased 3.9% to $141.4 million, compared with net sales of $136.1 million for the four-week period ended March 3, 2007. By division, net sales for Ann Taylor totaled $50.0 million in February 2008, compared with net sales of $54.6 million in February 2007. For Ann Taylor LOFT, net sales totaled $66.9 million in February 2008, compared with net sales of $60.8 million in February 2007.

Comparable store sales for the four-week period ended March 1, 2008 decreased 1.7%. By division, comparable store sales for Ann Taylor decreased 8.7%, while at Ann Taylor LOFT, comparable store sales increased 2.8%.

Commenting on the announcement, Ann Taylor President & Chief Executive Officer Kay Krill stated, “As we expected, our results in the month of February reflected continued soft traffic trends in our business, albeit improved versus last month. At Ann Taylor, we were highly promotional during the month to keep our inventory turning and to move through the less-compelling January and February store sets. At LOFT, well-received product assortments and very strong in-store metrics more than offset the impact of the weak traffic environment. Importantly, we ended the month with inventories at both divisions in good shape.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 921 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 3, 2007.

Contact:
Judith A. Pirro
Director, Investor Relations
Ann Taylor Stores Corporation
7 Times Square, New York, NY 10036
212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

•	the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.